Exhibit 99.1

ZiLOG UPDATES FINANCIAL GUIDANCE FOR FIRST QUARTER FISCAL 2008 ENDING

JUNE 30, 2007

SAN JOSE, Calif., June 25, 2007 – ZiLOG®, Inc. (NASDAQ: ZILG) the creator of the Z80® microprocessor and a leading innovator of integrated microcontrollers (MCU) and universal remote control solutions, today updated financial guidance for its first quarter of fiscal year 2008 ending June 30, 2007. Net sales are expected to be approximately 11 to 13 percent lower than the previous sequential quarter of $19.1 million and the previous guidance provided on May 10, 2007. GAAP net loss is expected to be $0.16 to $0.18 cents per share an improvement over the prior sequential quarter of $0.21 cents per share and consistent with the previous guidance given in May. The reduction in the net loss for the quarter reflects the Company’s continued emphasis on reducing spending and includes cost savings associated with its continuing consolidation efforts. The Company is expecting to end the quarter on June 30, 2007 with cash and cash equivalents of $21 million to $21.5 million, an increase from March 31, 2007 of $19.4 million.

“The sales decline for the quarter primarily reflects softness in our non-flash business” said Darin Billerbeck, ZiLOG’s Chief Executive Officer. “We are pleased with the progress of our 32-bit ARM secured transaction product for the point-of-sale market where we began production shipments to key customers this quarter. Additionally we were pleased to see the impact of our restructuring initiatives on our financial results" added Billerbeck.

No conference call will be held in conjunction with this release. The Company expects to release its June quarter financial results at 1 pm Pacific on Thursday August 2, 2007 followed with a conference call at 2 pm Pacific where final results for the June 30, 2007 quarter will be reviewed in more detail.

Cautionary Statements

This release contains forward-looking statements relating to our anticipated results of operations for the quarter ending June 30, 2007 that are based upon the current expectations and beliefs of ZiLOG's management and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. For example, our quarter is not complete and the timing of shipment or distribution sales could impact our quarterly results. Moreover, our results have not been reviewed by our independent public accountants and any changes or adjustments required as we finalize our financial statements for the quarter could cause our results to vary.

Notwithstanding changes that may occur with respect to customer matters relating to the forward-looking statements, ZiLOG does not expect to, and disclaims any obligation to update such statements until release of its next quarterly earnings announcement or in any other manner. ZiLOG, however, reserves the right to update such statement, or any portion thereof, at any time for any reason.

The financial information presented herein is unaudited and is subject to change as a result of subsequent events or adjustments, if any, arising prior to the filing of the Company's financial information with the Securities and Exchange Commission.

For a detailed discussion of these and other cautionary statements, please refer to the risk factors discussed in filings with the U.S. Securities and Exchange Commission ("SEC"), including but not limited to, the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2006, and any subsequently filed reports. All documents also are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at http://www.sec.gov or from the Company's website at www.ZiLOG.com.

About ZiLOG, Inc.

Founded in 1974, ZiLOG won international recognition for designing one of the first architectures in the microprocessors and microcontrollers industry. Today, ZiLOG is a leading global supplier of 8-bit micro logic devices. It designs and markets a broad portfolio of devices for embedded control and communication applications used in consumer electronics, home appliances, security systems, point of sales terminals, personal computer peripherals, as well as industrial and automotive applications. ZiLOG is headquartered in San Jose, California, and employs over 500 people worldwide with sales offices throughout Asia, Europe and North America. For more information about ZiLOG and its products, visit the Company's website at: www.ZiLOG.com. ZiLOG, Z8, Z80, EZ80, Z8 ENCORE!, Encore!XP and Zneo are registered trademarks of ZiLOG, Inc. in the United States and in other countries.  EZ80ACCLAIM! and CRIMZON are trademarks of ZiLOG, Inc. in the United States and in other countries. Other product and or service names mentioned herein may be trademarks of the companies with which they are associated.

Contact:

Stew Chalmers

Director Corporate Communications

(818) 681-3588

Source: ZiLOG, Inc. www.ZiLOG.com